Exhibit 99.1

IX Acquisition Corp. Announces

Eighth Extension of Deadline to Complete Initial Business Combination

New York, NY, November 13, 2023 -- IX Acquisition Corp. (Nasdaq: IXAQ) (the “Company”) announced today that its board of directors (the “Board”) has decided to extend the date by which the Company must consummate an initial business combination (the “Deadline Date”) from November 12, 2023 for an additional month, to December 12, 2023. This is the eighth of twelve potential one-month extensions of the Deadline Date available to the Company pursuant to its Amended and Restated Memorandum and Articles of Association. IX Acquisition Sponsor LLC will deposit $160,000 into the Company’s trust account in connection with this extension by November 13, 2023.

About IX Acquisition Corp.

IX Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. For more information, please visit https://www.ixacq.com.

Contacts

For investor and media inquiries:

contact@ixacq.com